HOLLYWOOD MEDIA ANNOUNCES AGREEMENT TO ACQUIRE
STUDIO SYSTEMS

Company to be merged with Hollywood’s Baseline/Filmtracker to form industry’s most comprehensive film and TV database and online application

Combined Customer Base to Receive Enhanced Service, Data and Functionality

(Hollywood, CA – June 23, 2004) - Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced it has signed a definitive agreement to acquire Studio Systems, Inc., subject to customary closing conditions. Based in Los Angeles, Studio Systems provides database and information services to the entertainment industry. Studio Systems will be integrated with Hollywood Media Corp.’s Baseline/Filmtracker subsidiary, creating the most comprehensive database of global film and television data in the industry and significantly expanding Hollywood Media Corp.’s customer base and market share.

The agreed terms for the acquisition include Hollywood Media Corp.’s aggregate cash payments of approximately $4.5 million and issuance of shares of Hollywood Media Corp.’s common stock valued at $250,000 (based on recent market prices). Hollywood Media Corp. intends to fund the cash portion of the closing payments with cash on hand, and expects to close the acquisition on or about June 30, 2004.

“We believe the anticipated enhancements and improvements represented by the integration of these companies’ databases and businesses constitute a promising opportunity to create additional value for our stockholders,” commented Mitchell Rubenstein, Chairman and CEO of Hollywood Media Corp. “We anticipate a positive impact on annual operating profits resulting from the acquisition, following a transition period of approximately 3 to 5 months. Studio Systems is similar to Baseline/Filmtracker in that it has recurring subscription revenues and high customer retention, which provide stability and predictable revenues if current trends continue as expected.”

The combined company, to be called Baseline StudioSystems, will continue to offer the existing product lines of both companies, including Baseline’s Silver and Platinum InfoSource databases, FilmTracker, The Studio System, InHollywood and ScriptLog. These products combine to form the entertainment industry’s most comprehensive database of global film and television information with sophisticated accompanying web-based applications. The current website for Baseline/Filmtracker is at http://baseline.hollywood.com and the website for Studio Systems is at www.studiosystemsinc.com.

The combined company’s client base of movie studios, television networks, cable networks, production and management companies, talent agencies, investment banks, news providers, law firms, ad agencies, and consulting firms will have access to millions of data records on more than 1.5 million entertainment professionals, 10,000 projects in various stages of development and production, 150,000 released films and TV shows dating back to the beginnings of the industry, 10,000 biographies, contact and representation information for over 100,000 industry professionals, and over 20 years of extensive box office and film cost estimates.

“This acquisition will give Hollywood Media Corp. the leading position in the entertainment database industry,” commented Baseline President, Rafi Gordon. “The two companies are extremely complementary, with each bringing distinct customer bases, unique product features and specific core competencies. The combined entity will provide dramatically enhanced features to the larger combined roster of customers, while maintaining a user-friendly interface for our customers. We are excited to provide new applications, unparalleled access to an immense amount of data, and enhanced functionality for our customers.”

HOLLYWOOD MEDIA ANNOUNCES AGREEMENT TO ACQUIRE STUDIO SYSTEMS

Following the closing, StudioSystems’ customers will have access to additional Baseline/FilmTracker services and data including research services, expanded customer support, additional archival film and television data, increased financial film data, and detailed biographical information. No changes are planned to StudioSystems’ user interface. Baseline customers will have access to additional data from StudioSystems including television household ratings and international box office data by territory, and applications including StudioSystems’ ScriptLog. The combined unit will expand and enhance its data, customer support, application, services and functionality.

“Studio Systems’ and Baseline’s respective customers are poised to reap tremendous benefits from the synergies spawned by this transaction,” said Gary Hiller, Studio Systems’ President and CEO. “Studio Systems' market leading project management tools complement the key market positioning of Hollywood Media’s entertainment data businesses. Bringing these assets together under one roof at Hollywood Media will enable those worldwide who are involved in the development, production, distribution and financing of film and television projects to harness the combined, preeminent strength of these impressive resources,” said Mr. Hiller.

Mr. Rubenstein commented, “When those in the entertainment industry think of data services, they will immediately think of the new Baseline StudioSystems. We look forward to completing this exciting combination of the two recognized leaders in the industry.”

About Hollywood Media Corp.

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/FilmTracker. The Company’s Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Totally Hollywood TV.

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Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2003. Such forward-looking statements speak only as of the date on which they are made.

Contact:

Matthew Hayden

Hayden Communications, Inc.

matt@haydenir.com

858-456-4533